Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson
Executive Vice President and	Michael Newman
Chief Financial Officer	Investor Relations
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503-766-1010 (ext. 1331)	800-654-3517
LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS
Continued Penetration into Targeted Markets and Strong Operating Performance
Portland, Ore.—October 31, 2005 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the third quarter ended September 24, 2005.
For the third quarter of 2005, the Company reported consolidated net sales of $31.0 million, compared to $34.5 million in the third quarter of 2004. Sales in the third quarter of 2004 included $2.8 million from General Services Administration (GSA) delivery orders for uniform boots (not part of an on-going contract) and $1.6 million from the discontinued PVC boot line (PVC). Excluding sales from GSA delivery orders and PVC in the third quarter of 2004, consolidated net sales grew 3% year-over-year in the same period of 2005. During the third quarter of 2005, increased petroleum prices and a general slowdown in consumer spending adversely impacted sales growth.
For the first three quarters of 2005, consolidated net sales were $69.6 million, compared to $76.8 million in the same period of 2004. Excluding sales of $7.6 million from GSA delivery orders and $4.8 million from PVC in the first three quarters of 2004, consolidated net sales grew 8% year-over-year in the same period of 2005.
Sales to the outdoor market were $18.9 million for the third quarter of 2005, up 1% from $18.7 million in the same period of 2004. Because sales to the outdoor market are based more on discretionary consumer spending, the challenging economic trends strongly impacted outdoor sales in the third quarter of 2005. Yet the modest sales growth reflects the Company’s successful introduction of new fall product lines and continued penetration into the hunting and rubber boot markets.
Sales to the work market were $12.1 million for the third quarter of 2005, compared to $15.8 million in the same period of 2004. Excluding GSA and PVC sales totaling $4.4 million in the third quarter of 2004, work sales grew 6% year-over-year in the third quarter of 2005, reflecting the success of the new fall product lines and continued penetration in the general work, law enforcement, firefighting and military boot markets. The adverse economic factors had a lesser impact on the work market, where the products are viewed as a necessary tool of the trade.
In the third quarter of 2005, the Company’s gross margin was 36.7% of consolidated net sales, up from 35.1% in the same period of 2004. The margin improvement of 160 basis points reflects increased sales of new higher-margin products as well as the Company’s strategic discontinuation of lower margin products, including PVC.
Operating expenses decreased 10.4% from the third quarter of 2004, due primarily to a one-time charge of $0.9 million associated with the closure of a manufacturing facility in same period of 2004. Excluding the impact of the write-down, year-over-year operating expenses were unchanged.
Consolidated net income was $2.5 million or $0.40 income per common share in the third quarter of 2005, compared to $3.9 million or $0.64 income per common share in the third quarter of 2004. For the first three quarters of 2005, consolidated net income was $3.2 million or $0.52 net income per common share, compared to $4.8 million or $0.78 income per common share in the same period of 2004. Results in the third quarter and first three quarters of 2005 included an income tax expense of $1.4 million and $1.8 million, respectively, compared to an income tax benefit of $0.1 million in the same periods of 2004, due to the use of federal net operating loss carryforwards, which were fully utilized during 2004.
Inventory increased by $10.7 million due to: establishing new product lines; increasing customer service response times; support of anticipated fall and winter demand; and, additional inventory related to lower than anticipated sales. Inventory levels historically decline during the fourth quarter of the year.
“Despite challenging economic conditions, we are encouraged with our sales and earnings performance in our core work and outdoor business in the third quarter,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “During the quarter, we continued to increase our brand equity in both the work and outdoor footwear markets with our fall line of high-performance, innovative and quality footwear.”
“We are very pleased by our customers’ response to our new spring lines for 2006, which will include a broader selection of compelling, high-performance footwear in both work and outdoor categories, as well as extensions of our powerful brands into new product categories. We are excited about the potential of our spring line and our overall momentum, and we continue to invest in future product development.”
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated sales and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:
•	Foreign-sourced products and concentrations of currency, political, and intellectual property risks, primarily in China.

•	Commodity price increases including: rubber and petroleum. Price increases will affect transportation costs, footwear component costs, and ultimately product costs.

•	Consumer confidence and related demand for footwear, including work and outdoor footwear.

•	Weather and its impact on the demand for outdoor footwear.

•	Dealer inventory levels, and related sell through of products.

•	Consolidation of retail customer base.

•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.

•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.

•	United States and/or foreign trading rules, regulations and policies, including export/import regulations, duties, and regulations affecting manufacturers and/or importers.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

•	Uncertainties related to new product development and innovation and acceptance in the marketplace of such products.

•	The potential for dealers and distributors to source product directly.
The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 24	September 25	September 24	September 25
	2005	2004	2005	2004

Net sales	$31,021	$34,484	$69,639	$76,810
Cost of goods sold	19,640	22,375	44,188	51,498

Gross profit	11,381	12,109	25,451	25,312
Operating expenses	7,365	8,219	20,194	20,273

Operating income	4,016	3,890	5,257	5,039
Non-operating expenses, net	(137)	(60)	(243)	(351)

Income before income taxes	3,879	3,830	5,014	4,688
Income tax expense (benefit)	1,416	(62)	1,825	(62)

Net income	$2,463	$3,892	$3,189	$4,750

Net income per common share, basic	$0.41	$0.66	$0.54	$0.81
Net income per common share, diluted	$0.40	$0.64	$0.52	$0.78

Weighted average shares outstanding:
Basic	5,965	5,894	5,943	5,886
Diluted	6,164	6,057	6,154	6,062

Supplemental Information
Work Market Sales	$12,105	$15,812	$34,935	$45,009
Outdoor Market Sales	18,916	18,672	34,704	31,801

	$31,021	$34,484	$69,639	$76,810

GSA Delivery Order Sales	$—	$2,846	$—	$7,582
Discontinued PVC Boot Line Sales	$—	$1,584	$71	$4,781

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)

	(Unaudited)		(Unaudited)
	September 24	December 31	September 25
	2005	2004	2004

ASSETS:
Cash and cash equivalents	$—	$7,149	$—
Accounts receivable — net	25,889	15,613	29,229
Inventories	32,369	16,962	21,680
Prepaid expenses and other assets	2,025	2,792	1,917

Total current assets	60,283	42,516	52,826

Property and equipment, net	3,140	3,557	3,673
Goodwill and other assets	12,174	11,715	11,767

Total Assets	$75,597	$57,788	$68,266

LIABILITIES & EQUITY:
Notes payable, bank	$12,609	$—	$12,827
Accounts payable and accrued expenses	9,682	7,527	8,330

Total current liabilities	22,291	7,527	21,157

Other long-term liabilities	3,426	3,708	3,466
Deferred tax liability	1,232	1,402	937
Total shareholders’ equity	48,648	45,151	42,706

Total Liabilities and Equity	$75,597	$57,788	$68,266